Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Partners of

TEPPCO Partners, L.P.:

We consent to the incorporation by reference in the registration statement (No. 333-110207) on Form S-3, the registration statement (No. 33-81976) on Form S-3, and the registration statement (No. 333-82892) on Form S-8 of TEPPCO Partners, L.P. of our reports dated February 28, 2006, with respect to the consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 2005 and 2004, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and  management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which appear in the December 31, 2005 annual report on Form 10-K of TEPPCO Partners, L.P.

Our report dated February 28, 2006, with respect to the consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 2005 and 2004 and the related consolidated statements of income, partners’ capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, contains a separate paragraph that states that as discussed in Note 20 to the consolidated financial statements, TEPPCO Partners, L.P. has restated its consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, partners’ capital and comprehensive income and cash flows for the years ended December 31, 2004 and 2003.

KPMG LLP

Houston, Texas

February 28, 2006